Exhibit 10.42

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Kana Software, Inc., a Delaware corporation (“Kana” or the “Company”) and Chad Wolf (the “Executive”), as of this 4th day of May, 2007 and shall be effective on the Effective Date (defined below).

1. Duties and Scope of Employment.

(a) Position. The Company agrees to employ Executive in the position of Corporate Vice President, reporting to the Chief Executive Officer of the Company (the “CEO”).

(b) Obligations to the Company. Executive shall be permitted to serve as a member of the board of directors of the companies listed on Exhibit BD attached hereto, which list may be supplemented with additional board memberships at the Executive’s request and the prior written consent of the Company’s Board of Directors (the “Board of Directors”). Nothing herein shall prohibit Executive from rendering commercial, charitable or professional services of any nature to any person or organization, whether or not for compensation provided such work does not adversely affect Executive’s obligations to the Company hereunder. Executive’s employment will also be subject to the terms of the Employee Invention Assignment, Confidentiality and Arbitration Agreement executed by Executive concurrently with the execution of this Agreement.

(c) No Conflicting Obligations. During the time that this Agreement is in effect, Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity.

(d) Effective Date. Executive shall commence Employment under the terms of this Agreement upon the closing of the purchase transaction contemplated by that certain Membership Interest Purchase Agreement dated May 5, 2007 (the “Purchase Agreement”) between the Company, Executive and the other parties thereto (the “Effective Date”).

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay Executive as compensation for his services a base salary at a gross monthly rate of $18,750 (an annualized base salary of $225,000) and shall be payable in accordance with the Company’s standard payroll schedule, currently bi-monthly. The compensation specified in this Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b) 2007 Bonus. For the period from the Effective Date through December 31, 2007, Executive shall have the opportunity to earn a performance bonus of $60,000.00 (the “Annual Bonus”). As a direct report to the Chief Executive Officer, Executive will participate in the K2 Executive bonus plan. Based on such plan, Executive will receive payment of approved bonuses on both a quarterly and annualized basis, subject to approval by the Company’s Compensation Committee. Except as otherwise provided in this Agreement, Executive’s receipt of the Annual Bonus shall be contingent upon Executive’s continued employment through the end of the bonus period with respect to which it is payable; provided, Executive shall have the right to any pro rata portion of the Annual Bonus in the event his employment is terminated by the Company Without Cause prior to the end of such bonus period. After 2007, the Annual Bonus shall be determined in good faith by the Company as soon as practicable after the end of the preceding bonus period.

(c) Special Incentive Bonus. Executive shall be eligible to participate in the Special Incentive Bonus program attached hereto as Exhibit A.

3. Executive Benefits. During the term of his employment, Executive shall be eligible to participate in the employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Paid Time Off. Direct reports to Company’s Chief Executive Officer do not accrue and/or earn personal time off (“PTO”). It is assumed that the executive knows when he/she should take time off. Given this policy, both Company and Executive confirm and agree that Executive may, at Executive’s election, take up to 3 weeks of time off per year. Commencing on January 1, 2008 and for the remainder of the Term, Executive may, at Executive’s election, take up to 4 weeks time off per year in accordance with this Company policy, as it may be amended from time to time.

5. Equity.

(a) Grant of Stock Options. Company will recommend that Executive be granted a stock option to purchase 100,000 shares of common stock of Kana. This grant recommendation is subject to approval by the Compensation Committee after your employment begins. The option would vest over four years subject to a six-month cliff and will have an exercise price per share equal to the closing price of Kana common stock on the date of grant.

(b) Process. New hire stock grants are processed during the second full week of each month for those employees that commence employment during the prior four weeks. For example, should Executive commence employment on May 2, 2007, the recommendation above would be processed during the week of May 14, 2007.

(c) Exercise of Options. The stock options granted pursuant to Section 5(a) above shall be subject to the Company’s standard form of stock option agreements, copies of which shall be executed by Executive as a condition of the grant and exercise.

6. Expenses. During the term of his employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Notwithstanding the foregoing, solely expenses incurred and approved in accordance with the Company’s travel and expense policy will be reimbursed.

7. Term of Employment.

(a) Basic Rule. Executive’s employment with the Company shall be “at will,” and either Executive or the Company may terminate Executive’s employment at any time, for any reason, with Cause (as defined hereunder) or Without Cause (as defined hereunder). The Executive may leave at any time, for any reason. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a duly authorized member of the Board of Directors. Executive’s employment shall terminate automatically in the event of his death or permanent disability

(b) Rights Upon Termination. Except as expressly provided in Section 8, upon the termination of Executive’s employment, Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3, 4 and 6 for the period preceding the effective date of the termination. The payments in full under this Agreement shall discharge all responsibilities of the Company to Executive.

(c) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of Executive’s obligations under Section 10, which shall survive the termination of this Agreement.

8. Termination Benefits. If Executive terminated his employment for Good Reason (as defined below) or Executive’s employment with the Company is terminated at any time by the Company Without Cause or there occurs a Change In Control Event (as defined below) then Executive or his Successors shall be entitled to receive the following severance and other benefits:

(a) Severance. The Company shall pay Executive a lump sum payment equal to six months of Executive’s then current Base Compensation

(b) Option Acceleration. 100% of Executive’s unvested stock options to purchase Company common stock shall, automatically and without any further action of the Company, become fully vested and exercisable as of the date of such termination or upon a Change of Control Event and any restrictions pertaining to restricted shares of the Company’s capital stock that Executive then holds shall immediately lapse. Executive or his Successors shall also have 12 months following the date of his termination Without Cause to exercise any and all stock options held by him.

(c) Lump Sum. A lump sum payment of $6,000.00

(d) Definitions.

(i) Cause. For all purposes under this Agreement, “Cause” shall mean that after the Effective Date, Executive’s:

(a)	gross negligence or willful misconduct in the performance of his duties with the Company as determined by the Company in good faith, or his failure or refusal to perform, his duties with the Company, which failure or refusal continues for more than thirty (30) days after there has been delivered to Executive a written demand which describes the duties he has failed or refused to perform;

(b)	substantial failure to meet the reasonable expectations of the Board of Directors for his position, which failure is material and is not a result of factors that are outside of Executive’s control, and which failure continues for more than thirty (30) days after there has been delivered to Executive a written demand for performance which describes the specific deficiencies in Executive’s performance and the specific manner in which Executive’s performance must be improved;

(c)	unprofessional, unethical or fraudulent conduct or conduct by Executive that discredits the Company or is materially detrimental to the reputation, character or standing of the Company;

(d)	dishonest conduct or a deliberate attempt to injure the Company;

(e)	Executive’s breach of his Invention Assignment and Confidentiality Agreement, and/or Executive’s duty of confidentiality to Company, including, without limitation, Executive’s theft, misappropriation and/or material misuse of the Company’s proprietary information;

(f)	a failure or a refusal by Executive to comply in any material respect with the reasonable policies, standards or regulations of the Company which failure or refusal continues for more than thirty (30) days after there has been delivered to Executive a written demand which describes the specific compliance deficiencies;

(g)	conviction of a felony or serious misdemeanor which reflects badly on the Company in the Company’s reasonable judgment; or

(h)	Executive’s absence from work, apart from vacation, with the Company for more than 30 consecutive business days without an approved leave of absence from the Company.

Any termination by the Company of the Executive, other than for Cause, as specifically enumerated in (a) thru (h) above shall constitute a termination Without Cause; provided, however, that Executive’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be deemed a voluntary termination by Executive and such termination shall not constitute either a termination for Cause or a termination Without Cause

(ii) Change of Control Event. For all purposes under this Agreement, “Change of Control Event” shall mean the Involuntary Termination of the Executive within 12 months after:

(a) The closing of a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger;

(b) The approval by the Company shareholders of a plan of complete liquidation of the Company; or

(c) A sale of all or substantially all of the assets of the Company.

(iii) Good Reason. For all purposes under this Agreement, “Good Reason” shall mean any of the following:

(a)	The relocation of the principal location in which Executive is required to perform his duties hereunder to more than fifty (50) miles from Overland Park, Kansas; or

(b)	The occurrence of any of the events described in items (a) or (b) in the definition of Involuntary Termination below.

(iv) “Involuntary Termination” means any of the following: (a) without the Executive’s express written consent, a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or (b) the removal of the Executive from such position, duties and responsibilities, unless the Employee is provided with substantially comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination.”

(e) Release. In partial consideration of Executive’s receipt of any benefits under this Section 8, Executive shall execute and not revoke a Release (the “Release”), in a form mutually acceptable to both the Company and the Executive, which shall among other terms and conditions include a release of Executive’s rights and claims in existence at the time of such execution of the Release and shall exclude any continuing obligations the Company may have to Executive following his termination of employment under this Agreement, any stock option agreement or any other agreement providing for obligations to survive his termination of employment.

9. Limitation on Payments.

(a) Limitation. In the event that the accelerated vesting, severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Executive will be responsible for payment of such taxes. However, Company and Executive may agree that Executive’s accelerated vesting, severance and other benefits under this Agreement shall be either (x) delivered in full in which case Executive will remain responsible for such taxes or, (y) delivered in a manner that would result in no portion of such benefits being subject to the Excise Tax (with cash payments being reduced before stock option compensation), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event Executive’s accelerated vesting, severance and other benefits is delivered in the manner described in (y) of this Paragraph 9(a), Executive agrees that such delivery is in full an final satisfaction of the Termination Benefits set forth in Section 8 above.

(b) Determination by Accountants. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9, including whether and to what extent the payments to Executive shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change of Control Event or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by Executive (the “Accountants”). Such determination shall be made as soon as practicable following the Change of Control Event. The Accountants shall provide detailed supporting calculations both to the Company and Executive at such time as is requested by the Company. For purpose of making the calculations required by this Section 9, the

Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations by this Section 9.

10. Non-Disclosure. As a condition of employment, Executive has entered into an Employee Invention Assignment, Confidentiality and Arbitration Agreement with the Company, which is incorporated herein by reference (the “Confidentiality Agreement”).

11. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement (including its Exhibits), the Confidentiality Agreement, and any stock option agreement and Company stock plan between Executive and the Company contain the entire understanding of the parties with respect to the subject matter hereof. However, nothing in this agreement shall supersede or invalidate the Purchase Agreement.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas (except provisions governing the choice of law).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Venue. Any controversy or claim arising out of or relating to this Agreement shall be filed in District Court in Johnson County, Kansas or the appropriate federal court in the State of Kansas. The Company and the Employee hereby consent to personal jurisdiction of the above state and federal courts located in the State of Kansas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(h) No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/ Chad A. Wolf
Chad A. Wolf

KANA SOFTWARE, INC.

By:	/s/ Michael S. Fields
Title:	Chairman and CEO